(2)(K)(vi)(a)

EXECUTION VERSION

AMENDMENT NO. 1

TO CREDIT AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), dated as of June 1, 2010, is made to the Credit Agreement, dated as of June 25, 2009, among ING SENIOR INCOME FUND (the “Borrower”), the Lenders party thereto, and THE BANK OF NOVA SCOTIA, as Administrative Agent (the “Administrative Agent”) (as so amended and as hereafter amended, supplemented or otherwise modified, the “Credit Agreement”).

RECITALS

I.                                        Capitalized terms used herein which are not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

II.                                   The Scheduled Commitment Termination Date, without giving effect to this Amendment, is June 24, 2010 (the “Current Scheduled Commitment Termination Date”). The Borrower has requested that (a) the Current Scheduled Commitment Termination Date be extended by 364 days from the Amendment Effective Date (as hereinafter defined) to May 31, 2011, (b) the aggregate amount of the Commitments under the Credit Agreement be increased from $155,000,000 to $255,000,000, (c) the Applicable Rate be reduced as set forth herein, (d) that the definition of Investment Limitation Default be amended as provided herein, and (e) the commitment fee be amended as provided herein, and the Administrative Agent and the Lenders are willing to agree to the foregoing subject to the terms and conditions of this Amendment.

AGREEMENTS

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      The aggregate amount of the Commitments is hereby increased from $155,000,000 to $255,000,000 (the “Increase”) and, in connection therewith, Schedule 1 to the Credit Agreement is hereby amended and restated in its entirety in the form of Schedule 1 hereto. If Loans are outstanding immediately after giving effect to the Increase and the Lenders do not assume the Increase in proportion to their respective Commitments immediately before giving effect to the Increase, then each Lender that does not assume a portion of the Increase and each Lender assuming a portion of the Increase that is less than the percentage of the aggregate Commitments represented by its Commitment as in effect prior to the effectiveness of the Increase (each, a “Selling Lender”) and each Lender assuming a portion of the Increase that is greater than the percentage of the aggregate Commitments represented by its Commitment as in effect prior to the effectiveness of the Increase (each, a “Purchasing Lender”) shall, simultaneously with the Increase, be deemed to have entered into a master Assignment and Assumption, in form and substance substantially similar to Exhibit A to the Credit Agreement, pursuant to which each Selling Lender shall have assigned to each Purchasing Lender a portion of its Loans necessary to reflect proportionately the aggregate Commitments after giving effect to the Increase and in connection with such assignment, each such Purchasing Lender shall pay to the Administrative Agent, for the account of each such Selling Lender, such amount as shall

ING Senior Income Fund Amendment No. 1 to Credit Agreement

be necessary to reflect the assignment to it of such portion of such Selling Lender’s Loans. Each Selling Lender may treat the assignment of LIBOR Loans as a prepayment of such LIBOR Loans for purposes of Section 3.7 of the Credit Agreement.

2.                                      The following definitions contained in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) 2.00% plus the Federal Funds Effective Rate in effect on such day, and (c) 2.00% plus the Overnight Eurodollar Rate. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Overnight Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Overnight Eurodollar Rate.

“Applicable Rate” means, with respect to each (a) ABR Loan, the Alternate Base Rate plus 0.50%, (b) LIBOR Loan, the Adjusted LIBO Rate plus 1.50%, and (c) Overnight Loan, the Overnight Rate plus 1.50%.

“Excluded Assets” means, with respect to the Borrower, (a) all equipment, if any, (b) all securities (i) held that are in default, (ii) determined to be worthless pursuant to any policy of the Borrower, or (iii) that are issued by an issuer located in Portugal, Italy, Ireland, Greece or Spain, (c) all non-exchange traded Common Stock, (d) the Borrower’s Investments in DIP Loans in excess of the DIP Loan Amount, (e) 50% of the Value of all Distressed Investments (excluding the Borrower’s Investments in DIP Loans that are also Distressed Investments (but not in excess of the DIP Loan Amount) and without duplication of the items excluded under clause (b) above), (f) 50% of the Value of all Unrated Investments (excluding the Borrower’s Investments in DIP Loans that are also Unrated Investments (but not in excess of the DIP Loan Amount) and without duplication of the items excluded under clauses (b), (d) or (e) above), (g) all Delayed Settlement Loan Collateral and (h) all deferred organizational and offering expenses of the Borrower.

“Scheduled Commitment Termination Date” means May 31, 2011, as the same may be extended in accordance with Section 2.8.

3.                                      The following definition is hereby added to Section 1.1 of the Credit Agreement in its appropriate alphabetical order:

“Commitment Fee Rate” means for any day on which the sum of the aggregate outstanding principal amount of the Loans of all Lenders is (a) greater than or equal to 50% of the sum of the Commitments of all Lenders on such day, a rate per annum equal to 0.25%, and (b) less than 50% of the sum of the Commitments of all Lenders on such day, a rate per annum equal to 0.40%.

2

4.                                      Paragraph (b) of the defined term “Investment Limitation Default” contained in Section 1.1 of the Credit Agreement is hereby amended by deleting the reference to “25%” contained therein and replacing it with “30%”.

5.                                      Paragraph (e) of the defined term “Investment Limitation Default” contained in Section 1.1 of the Credit Agreement is hereby amended by deleting the reference to “45%” contained therein and replacing it with the percentage “50%”.

6.                                      The first sentence of Section 3.2 of the Credit Agreement is hereby amended to read as follows:

The Borrower shall pay to the Administrative Agent for the account of each Lender a commitment fee at the Commitment Fee Rate during the period from and including the date on which this Credit Agreement shall have become effective in accordance with Section 10.6 to but excluding the date on which the Commitments of the Lenders terminate, on the daily amount of the excess of the Commitment of such Lender over the outstanding principal balance of such Lender’s Loans.

7.                                      Paragraphs 1 through 6 hereof shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)                                 the Administrative Agent shall have received from the Borrower and from the Lenders either (i) a counterpart of this Amendment executed on behalf of the Borrower and each of the Lenders or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Amendment) that the Borrower and Lenders have executed a counterpart of this Amendment;

(b)                                 the Administrative Agent shall have received a certificate from the Secretary of the Borrower, in all respects satisfactory to the Administrative Agent, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the Board of Trustees of the Borrower approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, and (iii) certifying that the Borrower’s Organizational Documents have not been amended, supplemented or otherwise modified since June 25, 2009 or, if Borrower’s Organizational Documents have been amended, supplemented or otherwise modified since June 25, 2009, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c)                                  the Administrative Agent shall have received written opinions from internal counsel to the Borrower in form and substance acceptable to the Administrative Agent;

(d)                                 the Administrative Agent shall have received copies of a Federal Reserve Form for each Lender, in form and substance satisfactory to the Administrative Agent; and

3

(e)                                  all fees of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent) due and payable on or prior to the Amendment Effective Date shall have been paid.

8.                                      The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation, (c) represents and warrants that, as of the date of the execution and delivery hereof by the Borrower, no Default has occurred and is continuing, and (d) represents and warrants that all of the representations and warranties made by it in the Loan Documents to which it is a party are true and correct in all material respects, both immediately before and after giving effect to this Amendment (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

9.                                      In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

10.                               This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

11.                               THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Remainder of page intentionally left blank.]

4

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ING SENIOR INCOME FUND

By:	/s/ Daniel A. Norman
	Name:	Daniel A. Norman
	Title:	Senior Vice President

THE BANK OF NOVA SCOTIA, individually and as Administrative Agent

By:	/s/ David L. Mahmood
	Name:	David L. Mahmood
	Title:	Managing Director

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Paul J. Koobatian
	Name:	Paul J. Koobatian
	Title:	Vice President

SCHEDULE 1

List of Lenders and Commitments

Lender	Commitment
The Bank of Nova Scotia	$170,000,000
State Street Bank and Trust Company	85,000,000
Total	$255,000,000